Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of General Dynamics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 2-23904, 2-24270, 33-23448, 33-42799, 333-26571, 333-74574, 333-10664, 333-87126, 333-101634, 333-103607, 333-107901, 333-116071 and 333-139518) on Form S-8 of General Dynamics Corporation of our reports dated February 22, 2008, with respect to:

•

the consolidated balance sheets of General Dynamics Corporation as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule,

•	the effectiveness of internal control over financial reporting as of December 31, 2007,

which reports appear in the December 31, 2007 annual report on Form 10-K of General Dynamics Corporation.

/s/ KPMG LLP

McLean, Virginia

February 22, 2008